Exhibit 2.01



















                              DISTRIBUTION AGREEMENT

                            DATED AS OF APRIL 30, 1997

                                  BY AND BETWEEN

                           MORTON INTERNATIONAL, INC.,
                              AN INDIANA CORPORATION
                       (TO BE RENAMED "AUTOLIV ASP, INC.")

                                       AND

                         NEW MORTON INTERNATIONAL, INC.,
                              AN INDIANA CORPORATION
                   (TO BE RENAMED "MORTON INTERNATIONAL, INC.")

                                TABLE OF CONTENTS


                                                                   Page

                                    ARTICLE I

                                   DEFINITIONS

         Section 1.01   General..................................     2
         Section 1.02   Exhibits, Etc............................    12

                                    ARTICLE II

               CERTAIN TRANSACTIONS PRIOR TO THE DISTRIBUTION DATE

         Section 2.01   Financing................................    12
         Section 2.02   Transfer of New Morton Assets............    16
         Section 2.03   Transfers Not Effected Prior to
                          the Distribution; Transfers Deemed
                          Effective as of the Distribution Date..    16
         Section 2.04   No Representations or Warranties;
                          Consents...............................    17
         Section 2.05   Assumption and Satisfaction of New
                          Morton Liabilities; Retention of
                          Safety Liabilities.....................    17
         Section 2.06   Financial Representations and Warranties.    17
         Section 2.07   Conveyancing and Assumption Instruments..    18
         Section 2.08   Certificate of Incorporation; By-laws;
                          Share Purchase Rights Plan.............    18
         Section 2.09   New Morton Capitalization................    18
         Section 2.10   Certain Pre-Distribution Transactions....    19

                                   ARTICLE III

                                 THE DISTRIBUTION

         Section 3.01   Cooperation Prior to the Distribution....    19
         Section 3.02   Company Board Action; Distribution
                          Procedures.............................    20
         Section 3.03   Conditions Precedent to the
                          Distribution...........................    20
         Section 3.04   The Distribution.........................    22

                                    ARTICLE IV

                                     SERVICES

         Section 4.01   Provision of Management Services.........    22
         Section 4.02   Fee for Services; Expenses...............    23







                                                                    Page

         Section 4.03   Independent Contractor Status............    23
         Section 4.04   Disclaimer; Limited Liability............    23

                                    ARTICLE V

                                 INDEMNIFICATION

         Section 5.01   Indemnification by Safety................    24
         Section 5.02   Indemnification by New Morton............    25
         Section 5.03   Limitations on Indemnification
                          Obligations............................    25
         Section 5.04   Procedure for Indemnification............    26
         Section 5.05   Remedies Cumulative......................    29
         Section 5.06   Survival of Indemnities..................    29
         Section 5.07   Right of Inquiry.........................    30

                                    ARTICLE VI

                     CERTAIN ADDITIONAL MATTERS AND COVENANTS

         Section 6.01   The New Morton Board.....................    31
         Section 6.02   Resignations; Safety Board...............    31
         Section 6.03   Certain Post-Distribution Transactions...    32
         Section 6.04   Use of Names.............................    33
         Section 6.05   Restrictions on Hiring of Other Party's
                          Employees..............................    34
         Section 6.06   Further Assurances; Cooperation..........    34
         Section 6.07   Guarantees...............................    34
         Section 6.08   Shared Facilities........................    35
         Section 6.09   Thiokol-Morton Spinoff...................    36
         Section 6.10   Non-Competition..........................    36

                                   ARTICLE VII

                        ACCESS TO INFORMATION AND SERVICES

         Section 7.01   Provision of Corporate Records...........    37
         Section 7.02   Access to Information....................    38
         Section 7.03   Production of Witnesses..................    40
         Section 7.04   Reimbursement............................    41
         Section 7.05   Retention of Records.....................    41
         Section 7.06   Confidentiality..........................    41

                                   ARTICLE VIII

                                    INSURANCE

         Section 8.01   Policies and Rights......................    42
         Section 8.02   Post-Distribution Date Claims............    42








                                                                    Page

         Section 8.03   Administration and Reserves..............    43
         Section 8.04   Agreement for Waiver of Conflict and
                          Shared Defense.........................    44
         Section 8.05   Cooperation with Respect
                          to Insurance...........................    44

                                    ARTICLE IX

                                  MISCELLANEOUS

         Section 9.01   Complete Agreement; Construction.........    45
         Section 9.02   Survival of Agreements...................    45
         Section 9.03   Expenses.................................    45
         Section 9.04   Governing Law............................    45
         Section 9.05   Notices..................................    46
         Section 9.06   Amendments...............................    46
         Section 9.07   Successors and Assigns...................    47
         Section 9.08   Counterparts.............................    47
         Section 9.09   Subsidiaries.............................    47
         Section 9.10   Third Party Beneficiaries................    47
         Section 9.11   Titles and Headings......................    47
         Section 9.12   Exhibits and Schedules...................    47
         Section 9.13   Legal Enforceability.....................    47
         Section 9.14   Consent to Jurisdiction..................    48

         Schedules and Exhibits

         Schedule 1.01(a)        Safety Business, Retained Subsidiary
                                   and Other Safety Interests and In-
                                   vestments
         Schedule 1.01(b)        Safety Liabilities
         Schedule 1.01(c)(1)     Company Policies
         Schedule 1.01(c)(2)     New Morton Policies
         Schedule 1.01(c)(3)     Safety Policies
         Schedule 1.01(d)(1)     New Morton Real Property
         Schedule 1.01(d)(2)     Safety Real Property
         Schedule 1.01(e)        New Morton Businesses, New Morton
                                   Subsidiaries and Other New Morton
                                   Interests and Investments
         Schedule 1.01(f)        New Morton Liabilities
         Schedule 1.01(g)(1)     New Morton Intellectual Property
         Schedule 1.01(g)(2)     Safety Intellectual Property
         Schedule 4.02           Rates for Services - Formula Format
         Schedule 6.08           Terms of Rochester Hills Shared Usage















         Exhibit A               Form of Employee Benefits Allocation
                                   Agreement
         Exhibit B               New Morton By-Laws
         Exhibit C               New Morton Articles of Incorporation
         Exhibit D               Form of Tax Sharing Agreement
         Exhibit E               Form of New Morton Share Purchase
                                   Rights Plan
         Exhibit F               Records Retention Policy



















































                              DISTRIBUTION AGREEMENT


                   DISTRIBUTION AGREEMENT (this "Agreement"), dated as of April 30, 1997, by and between MORTON INTERNATIONAL, INC., an Indiana corporation (the "Company") and NEW MORTON INTERNA-TIONAL, INC., an Indiana corporation and a wholly owned subsid-iary of the Company ("New Morton").

                   WHEREAS, the Board of Directors of the Company has determined it is appropriate and desirable to separate the Com-pany and its subsidiaries into two companies by consolidating its Specialty Chemicals and Salt businesses in New Morton and distributing to the holders of shares of common stock, $1 par value per share, of the Company ("Company Common Stock"), all outstanding shares of common stock $1 par value per share, of New Morton ("New Morton Common Stock"), together with the as-sociated preferred share purchase rights ("New Morton Rights");

                   WHEREAS, the Board of Directors of the Company has determined it is appropriate and desirable to enter into the Combination Agreement, dated as of November 25, 1996 (the "Com-bination Agreement"), by and among the Company, Autoliv AB, a corporation organized under the laws of the Kingdom of Sweden ("Autoliv"), Autoliv, Inc., a Delaware corporation ("Newco"), and ASP Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Newco ("Newco Sub"), pursuant to which, among other things, Newco Sub will be merged with and into the Company (the "Merger") and Newco will offer to acquire all of the outstanding capital stock of Autoliv pursuant to the Ex-change Offer (as defined in the Combination Agreement, and, together with the other transactions contemplated thereby, the "Transactions");

                   WHEREAS, immediately prior to the Effective Time (as defined in Section 1.2 of the Combination Agreement) of the Merger, the Company's Board of Directors (the "Company Board"), subject to the approval of the Company's stockholders and the other conditions set forth in Section 3.03 of this Agreement, expects to distribute to the holders of Company Common Stock, other than shares held in the treasury of the Company, on a pro rata basis, all of the issued and outstanding shares of New Morton Common Stock (the "Distribution");

                   WHEREAS, immediately prior to the Distribution, the Company Board, subject to the approval of the Company's stock-holders and the other conditions set forth in Section 3.03 of this Agreement, expects to cause (i) the Company to contribute







         the New Morton Assets (as defined below) to New Morton or an-other wholly-owned subsidiary of the Company as a capital con-tribution or in exchange for shares of such subsidiary's stock,
         (ii) the Company to contribute to New Morton the New Morton Capital Contribution (as defined herein), the Safety Supplemen-tal Distribution (as defined herein) as well as the stock of the New Morton Subsidiaries (as defined herein) and certain other assets to New Morton as a capital contribution and (iii) New Morton to assume the New Morton Liabilities (as defined below), all as more specifically provided herein (the transac-tions described in clauses (i), (ii) and (iii) are referred to collectively as the "Contribution");

                   WHEREAS, the purpose of the Distribution is to make possible the Merger by divesting the Company of the businesses and operations to be conducted by New Morton and its subsidiar-ies, which Newco and Autoliv have required as a condition to their willingness to consummate the Transactions;

                   WHEREAS, it is the intention of the parties to this Agreement that the Contribution and the Distribution will qualify as transactions described in Sections 351 and Section 355 of the Internal Revenue Code of 1986, as amended (the "Code") and/or a "reorganization" within the meaning of Section 368(a)(1)(D) of the Code; and

                   WHEREAS, this Agreement sets forth or provides for certain agreements by and among the Company and New Morton in consideration of the separation of the ownership of the Company and New Morton.

                   NOW, THEREFORE, in consideration of the mutual agree-ments, provisions and covenants contained in this Agreement, the parties hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

                   Section 1.01 General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plu-ral forms of the terms defined):

                   Action: any action, suit, arbitration, inquiry, pro-ceeding or investigation by or before any court, any governmen-tal or other regulatory or administrative agency or commission or any arbitration tribunal.










                   Affiliate: as defined in Rule 12b-2 promulgated by the Commission under the Exchange Act, as such Regulation is in effect on the date hereof.

                   Agent: the distribution agent appointed by the Com-pany to distribute shares of New Morton Common Stock pursuant to the Distribution.

                   Ancillary Agreements: all of the written agreements, instruments, understandings, assignments or other arrangements entered into in connection with the Transactions contemplated hereby, including, without limitation, the Combination Agree-ment, the Conveyancing and Assumption Instruments, the Benefits Agreement, the Safety Credit Agreement and the Tax Sharing Agreement.

                   Assets: any and all assets, properties and rights, whether tangible or intangible, whether real, personal or mixed, whether fixed, contingent or otherwise, and wherever located, including, without limitation, the following:

                   (a) real property interests (including leases), land, plants, buildings and improvements;

                   (b) machinery, equipment, tooling, vehicles, furni-ture and fixtures, leasehold improvements, repair parts, tools, plant, laboratory and office equipment and other tangible personal property, together with any rights or claims arising out of the breach of any express or implied warranty by the manufacturers or sellers of any of such assets or any component part thereof;

                   (c) inventories, including raw materials, work-in-process, finished goods, parts, accessories and supplies;

                   (d) cash, bank accounts, notes, loans and accounts receivable (whether current or not current), interests as beneficiary under letters of credit, advances and perfor-mance and surety bonds;

                   (e) certificates of deposit, banker's acceptances, shares of stock, bonds, debentures, evidences of indebted-ness, certificates of interest or participation in profit-sharing agreements, collateral trust certificates, pre-organization certificates or subscriptions, transferable shares, investment contracts, voting-trust certificates, interests in partnerships and other entities (including joint ventures), puts, calls, straddles, options, swaps, collars, caps and other securities or hedging arrangements of any kind;









                   (f) financial, accounting and operating data and records including, without limitation, books, records, notes, sales and sales promotional data, advertising mate-rials, credit information, cost and pricing information, customer and supplier lists, reference catalogs, payroll and personnel records, minute books, stock ledgers, stock transfer records and other similar property, rights and information;

                   (g) patents, patent applications, trademarks, trade-mark applications and registrations, trade names, service marks, service names, copyrights and copyright applica-tions and registrations, commercial and technical informa-tion including engineering, production and other designs, drawings, specifications, formulae, technology, computer and electronic data processing programs and software, in-ventions, processes, trade secrets, know-how, confidential information and other proprietary property, rights and interests;

                   (h) agreements, leases, contracts, sale orders, pur-chase orders, open bids and other commitments and all rights therein;

                   (i) prepaid expenses, deposits and retentions held by third parties;

                   (j) claims, causes of action, choses in action, rights under insurance policies, rights under express or implied warranties, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind;

                   (k) licenses, franchises, permits, authorizations and approvals; and

                   (l)  goodwill and going concern value.

                   Benefits Agreement: the Employee Benefits Allocation Agreement, dated as of the date of this Agreement, between the Company and New Morton, the form of which is attached hereto as Exhibit A.

                   Claims Administration: the processing of claims made under the Policies, including the reporting of claims to the insurance carrier, management and defense of claims and provid-ing for appropriate releases upon settlement of claims.

                   Code: the Internal Revenue Code of 1986, as amended, or any successor legislation.










                   Commission:  the Securities and Exchange Commission.

                   Company Policies: all Policies, current or past, which are owned or maintained by or on behalf of the Company or any of its predecessors which relate to both the Safety Busi-ness and the New Morton Businesses, including without limita-tion the Policies identified on Schedule 1.01(c)(1).

                   Conveyancing and Assumption Instruments: col-lectively, the various agreements, instruments and other docu-ments to be entered into to effect the transfer of assets and the assumption of Liabilities in the manner contemplated by this Agreement and the Ancillary Agreements.

                   Corporate Assets: the Assets of the Company relating to the Corporate Operations.

                   Corporate Operations: the activities and operations of the Company's corporate administrative group and the senior executive management of the Company, which activities and op-erations do not primarily relate to or primarily arise from the Safety Business.

                   Distribution Date: the date determined by the Com-pany Board as of which the Distribution shall be effected, which is presently contemplated to be April 30, 1997.

                   Distribution Record Date: the date to be determined by the Company Board as the record date for the Distribution.

                   Exchange Act: the Securities Exchange Act of 1934, as amended.

                   Foreign Exchange Rate: with respect to any currency other than United States dollars as of any date of determina-tion, the average of the opening bid and asked rates on such date at which such currency may be exchanged for United States dollars as quoted by Bank of America Illinois except that, with respect to any Indemnifiable Loss (as defined in Section 5.01) covered by insurance, the Foreign Exchange Rate for such cur-rency shall be as set forth in Section 5.03(b)(ii).

                   Form S-4: The registration statement on Form S-4 to be filed by New Morton with the Commission to effect the regis-tration of the New Morton Common Stock and the New Morton Rights pursuant to the Securities Act, provided that in the event such form is not required to be filed, "Form S-4" shall refer to the registration statement on Form 10 filed by New Morton with respect to such securities.










                   Insurance Administration: with respect to each Policy, the accounting for premiums, retrospectively-rated pre-miums, defense costs, indemnity payments, deductibles and re-tentions as appropriate under the terms and conditions of each of the Policies; and the reporting to excess insurance carriers of any losses or claims which may cause the per-occurrence or aggregate limits of any policy to be exceeded, and the distri-bution of Insurance Proceeds as contemplated by this Agreement.

                   Insurance Proceeds: those monies (a) received by an insured from an insurance carrier or (b) paid by an insurance carrier on behalf of the insured, in either case net of any applicable premium adjustment, co-insurance, retrospectively-rated premium, deductible, retention, cost or reserve paid or held by or for the benefit of such insured.

                   Insured Claims: those Liabilities that, individually or in the aggregate, are covered within the terms and condi-tions of any of the Policies, whether or not subject to deduct-ibles, co-insurance, uncollectability or retrospectively-rated premium adjustments, but only to the extent that such Liabili-ties are within applicable Policy limits, including aggregates.

                   IRS:  the Internal Revenue Service.

                   Liabilities: any and all debts, liabilities, commit-ments and obligations, absolute or contingent, matured or unma-tured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

                   New Morton Assets: collectively, all of the rights and Assets of the Company and its subsidiaries other than the Safety Assets, including without limitation: (a) the assets included on the consolidated balance sheet of New Morton as of June 30, 1996 and any assets acquired by the Company or New Morton other than Safety Assets from July 1, 1996 to the Dis-tribution Date (other than, in each case, assets sold or other-wise disposed of on or prior to the Distribution Date); (b) the real property, owned or leased, listed on Schedule 1.01(d)(1);
         (c) any recoveries under the liabilities listed on Schedule 1.01(f) or the litigation not included in the Safety Liabili-ties; (d) subject to Section 6.04 hereof, the patents, trade-marks, trade names, copyrights (including applications for any of the foregoing), and invention records of the Company other









         than the Safety Assets, including without limitation the pat-ents, trademarks and copyrights listed on Schedule 1.01(g)(1);
         (e) the Company's books and records to the extent set forth in
         Section 7.01(a); (f) all of the outstanding capital stock or other interests of the Company in the New Morton Subsidiaries and in the partnerships, joint ventures and investments listed on Schedule 1.01(e); (g) the New Morton Capital Contribution, the Safety Supplemental Distribution and all domestic and for-eign cash bank balances and short-term investments other than
         (i) cash generated from the operations of the Safety Business from July 1, 1996 through the Distribution Date in excess of the sum of (x) the cash used by the Safety Business from July 1, 1996 through the Distribution Date, (y) the Safety Supple-mental Distribution and (z) $15 million of expenses incurred by the Company in connection with the transactions contemplated by the Combination Agreement and (ii) petty checking and cash ac-counts with respect to the Safety Business not maintained, in the ordinary course of business, on the central company cash management system, including without limitation to the extent set forth in Section 2.01(f) of this Agreement; (h) the New Morton Policies and the rights under the Company Policies to the extent set forth in Article VIII of this Agreement; and (i) the Company's rights under Sections 8.3(b), 8.6, 8.13(c) and
         8.22 of the Combination Agreement that survive the Effective Time (as defined in the Combination Agreement), and New Morton's rights and Assets under the other Ancillary Agree-ments.

                   New Morton Board: the Board of Directors of New Mor-ton.

                   New Morton Businesses: all assets, businesses and operations of the Company other than those included in the Safety Business, including without limitation the New Morton Assets and the businesses and operations of the Adhesives & Chemical Specialties Group, the Coatings Group, the Electronic Materials Group, the Salt Group and the Corporate Operations, as heretofore, currently or hereafter conducted, including without limitation the businesses listed on Schedule 1.01(e) and all assets, businesses or operations managed or operated by, or otherwise operationally related to, any of such busi-nesses, which have been sold or otherwise disposed of or dis-continued prior to the Distribution Date but which shall not include the Safety Business.

                   New Morton By-Laws: the By-Laws of New Morton, sub-stantially in the form of Exhibit B, to be in effect on the Distribution Date.











                   New Morton Capital Contribution: the capital contri-bution or repayment in cash of intercompany indebtedness (in-cluding as provided in Section 2.10(b) of this Agreement) in the aggregate amount of $750,000,000 to be contributed by the Company to New Morton on or immediately prior to the Distribu-tion Date.

                   New Morton Charter: the Articles of Incorporation of New Morton, substantially in the form of Exhibit C, to be in effect on the Distribution Date.

                   New Morton Employee: any individual who, on or prior to the Distribution Date, was employed by the Company or any of its subsidiaries and who, on or after the Distribution Date, or otherwise in connection with the Distribution, is intended by the parties hereto to be employed by New Morton or a New Morton Subsidiary or in a New Morton Business on an on-going basis.

                   New Morton Liabilities: collectively, all of the Liabilities of the Company and its subsidiaries incurred on or prior to the Distribution Date (other than Safety Liabilities) including without limitation: all of (i) the Liabilities of New Morton under this Agreement or any of the Ancillary Agree-ments, (ii) the Liabilities arising out of or relating to any of the New Morton Businesses or the New Morton Assets; (iii) the Liabilities referred to in the proviso contained in clause
         (v) of the definition of Safety Liabilities contained herein, and (iv) the Liabilities specified on Schedule 1.01(f).

                   New Morton Policies: all Policies, current or past, which are owned or maintained by or on behalf of the Company or any of its predecessors which relate to the New Morton Busi-nesses but do not relate to the Safety Business, including without limitation the Policies identified on Schedule 1.01(c)(2).

                   New Morton Subsidiaries: all of the subsidiaries of the Company other than the Retained Subsidiaries, including without limitation those listed on Schedule 1.01(e), and any other subsidiary of New Morton which hereafter may be organized or acquired, all of which subsidiaries will become subsidiaries of New Morton.

                   NYSE:  New York Stock Exchange, Inc.

                   Policies: insurance policies and insurance contracts of any kind, including without limitation primary and excess policies, comprehensive general liability policies, automobile, aircraft and workers' compensation insurance policies, life insurance and other employee benefit insurance policies, and









         self-insurance and captive insurance company arrangements, to-gether with the rights, benefits and privileges thereunder.

                   Proxy Statement: the proxy statement/prospectus/ offer to purchase sent to the holders of shares of Company Com-mon Stock in connection with the Special Meeting and to the holders of Autoliv common stock in connection with the Exchange Offer.

                   Retained Subsidiaries: the subsidiaries of the Com-pany listed on Schedule 1.01(a).

                   Rights Agreement: the Rights Agreement, dated as of April 24, 1997, by and between New Morton and First Chicago Trust Company of New York, as Rights Agent, substantially in the form of Exhibit E hereto.

                   Ruling Request: the private letter ruling request to be filed by the Company with the IRS, as supplemented and amended from time to time, with respect to certain tax aspects of the Distribution and the Merger.

                   Safety: Autoliv ASP, Inc., the surviving corporation of the Merger (as defined in the Combination Agreement), which shall occur pursuant to the Combination Agreement immediately subsequent to the Distribution.

                   Safety Assets: collectively, the following rights and Assets of the Company and its subsidiaries: (a) the assets included on the consolidated balance sheet of the Safety Busi-ness as of June 30, 1996 and any assets acquired by the Company exclusively relating to the Safety Business from July 1, 1996 to the Distribution Date (other than, in each case, assets sold or otherwise disposed of on or prior to the Distribution Date);
         (b) the real property owned or leased listed on Schedule 1.01(d)(2); (c) any recoveries under the litigation listed on
         Schedule 1.01(b); (d) other than with respect to the "Morton" and "Morton International" names and related trademarks and trade names (but subject to Section 6.04 hereof), the patents, trademarks, trade names, copyrights (including applications for any of the foregoing), and invention records of the Company relating primarily to the Safety Business, including without limitation the patents, trademarks and copyrights listed on
         Schedule 1.01(g)(2); (e) the Company's books and records to the extent set forth in Section 7.01(b); (f) all of the outstanding capital stock or other interests of the Company in the Retained Subsidiaries and in the partnerships, joint ventures and in-vestments listed on Schedule 1.01(a); (g) petty checking and











         cash accounts with respect to the Safety Business not main-tained, in the ordinary course of business, on the central com-pany cash management system; (h) cash generated from the opera-tions of the Safety Business from July 1, 1996 through the Dis-tribution Date in excess of the sum of (x) cash used by the Safety Business, (y) the Safety Supplemental Distribution and
         (z) $15 million of expenses incurred by the Company in connec-tion with the transactions contemplated by the Combination Agreement; (i) the Safety Policies and the rights under the Company Policies to the extent set forth in Article VIII of this Agreement; (j) the rights and Assets of Safety under the Ancillary Agreements; and (k) any other rights and Assets of the Company and its subsidiaries exclusively relating to the Safety Business, provided that the Safety Assets shall not in-clude (1) cash and cash equivalents, except as set forth in clause (g) or (h) above, and (2) assets associated with the Corporate Operations.

                   Safety Business: the Safety Assets and the assets, business and operations of the Company's Automotive Safety Products Group, as heretofore, currently or hereafter con-ducted, including without limitation the businesses listed on
         Schedule 1.01(a) and all businesses or operations predominantly managed or operated by, or otherwise operationally related to, the Company's Automotive Safety Products Group which have been sold or otherwise disposed of or discontinued prior to the Dis-tribution Date but shall not include any of the New Morton Businesses.

                   Safety Credit Agreement: the credit agreement or other financing agreements or arrangements to be entered into by the Company prior to the Distribution Date to provide Safety with working capital, to fund the New Morton Capital Contri-bution and, if necessary, to repay certain intercompany indebt-edness pursuant to Section 2.10(b) hereof.

                   Safety Employee: any individual who, on or prior to the Distribution Date, was employed by the Company or any of its subsidiaries and who, on or after the Distribution Date, or otherwise in connection with the Distribution, is intended by the parties hereto to be employed by Safety or a Safety subsid-iary or parent company or in the Safety Business (including the business of Newco and its subsidiaries) on an on-going basis.

                   Safety Liabilities: collectively, all of (i) the Liabilities assigned to or assumed by the Company under this Agreement or any of the Ancillary Agreements, except as other-wise expressly provided herein or therein; (ii) all of the Li-abilities (or portion thereof) relating exclusively to or aris-ing exclusively from the Safety Business or the Safety Assets;









         (iii) the Liabilities listed on Schedule 1.01(b); (iv) Liabili-ties on the balance sheet of the Safety Business as of June 30, 1996 (or reflected in the notes thereto), and Liabilities in-curred by the Safety Business on or after July 1, 1996, exclud-ing, in each case, Liabilities paid or otherwise satisfied on or prior to the Distribution Date; and (v) the liabilities of the Company under the Safety Credit Agreement, provided that Liabilities under the Safety Credit Agreement relating to the representations and warranties of the Company, to the extent such Liabilities relate to a representation or warranty with respect to the New Morton Businesses or the New Morton Assets on or prior to the Distribution Date, shall not be a Safety Liability and shall be a New Morton Liability.

                   Safety Policies: all Policies, current or past, which are owned or maintained by or on behalf of the Company or any of its predecessors which relate to the Safety Business but do not relate to the New Morton Businesses, including without limitation the Policies identified on Schedule 1.01(c)(3).

                   Safety Supplemental Distribution: an amount in cash equal to $50,000,000 (subject to adjustment pursuant to Sec-tions 2.01(a) and 2.10(a)) plus, if the Distribution Date oc-curs after March 31, 1997, an additional amount in cash equal to the product of $7,200,000 times the number of months (or fraction thereof) between March 31, 1997 and the Distribution Date, such amounts to be contributed by the Company to New Mor-ton on or prior to the Distribution Date.

                   Securities Act: the Securities Act of 1933, as amended.

                   Special Meeting: the Special Meeting of Stockholders of the Company to consider the Distribution, the Merger and certain related matters.

                   Special Meeting Record Date: the record date for stockholders of the Company entitled to vote at the Special Meeting.

                   Subsidiaries: the term "subsidiaries" as used herein with respect to any entity shall, unless otherwise indicated, be deemed to refer to both direct and indirect subsidiaries of such entity and any other entity at least 45% of the stock or other voting interests of which are owned by such entity.

                   Tax Sharing Agreement: the Tax Sharing Agreement, dated as of the date hereof, between New Morton and the Com-pany, the form of which is attached hereto as Exhibit D.










                   Section 1.01 Exhibits, Etc. References to an "Ex-hibit" or to a "Schedule" are, unless otherwise specified, to one of the Exhibits or Schedules attached to this Agreement, and references to a "Section" are, unless otherwise specified, to one of the Sections of this Agreement.


                                    ARTICLE II

               CERTAIN TRANSACTIONS PRIOR TO THE DISTRIBUTION DATE

                   Section 2.01  Financing.

                   (a) Safety Credit Agreement; New Morton Capital Con-tribution; Safety Supplemental Distribution. On or shortly prior to the Distribution Date, the Company shall enter into the Safety Credit Agreement, on terms reasonably acceptable to Autoliv and the Company, and shall contribute the New Morton Capital Contribution to New Morton. New Morton shall have no obligations or Liabilities with respect to the Safety Credit Agreement. On or prior to the Distribution Date, the Company shall contribute the Safety Supplemental Distribution to New Morton to the extent not previously paid under Section 2.01(c) of this Agreement; provided that if the estimated retained earnings (exclusive of any costs and expenses to be paid by Safety pursuant to Section 9.03 of this Agreement relating to the transactions contemplated by this Agreement and the Combi-nation Agreement and prior to giving effect to the Safety Supplemental Distribution) of the Safety Business from July 1, 1996 through the Distribution Date (or through the most recent date prior to the Distribution Date for which such estimate can reasonably be made), based solely upon the Company's accounting principles, practices, policies and procedures consistently ap-plied, as set forth in a certificate of the Chief Financial Of-ficer of the Company dated the Distribution Date (the "CFO Cer-tificate"), are less than the amount of the Safety Supplemental Distribution as otherwise determined, the amount of the Safety Supplemental Distribution shall be adjusted (without interest) to equal such lesser amount as set forth in such certificate. The CFO Certificate shall be prepared in good faith, shall be final and binding upon the parties, and each party hereby waives and releases any claim or remedy it might otherwise have with respect thereto.

                   (b) Credit Sensitive Debentures. Prior to the Distribution Date, New Morton shall enter into a supplemental indenture or other instrument to the extent required by the indenture pursuant to which the Company's Credit Sensitive De-bentures due June 1, 2020 have been issued, which supplemental










         indenture or instrument will provide that, as of the Distribu-tion Date and pursuant to Sections 801 and 802 of such inden-ture, the obligations of the Company thereunder shall become obligations of New Morton, and the Company shall have no re-maining obligations thereunder.

                   (c) Operation of the Safety Business Prior to the Distribution Date. The Company and New Morton shall, to the fullest extent reasonably practicable, treat, solely for the purposes of this Agreement, the Safety Business as if it were a stand-alone, self-financed entity from July 1, 1996 through the Distribution Date. Accordingly, for the period from July 1, 1996 through the Distribution Date (i) the Safety Business shall be treated as retaining all cash generated from the op-erations of the Safety Business in excess of the sum of (x) the cash used by the Safety Business, (y) the Safety Supplemental Distribution, which shall be deemed to be made on the last day of each month on a prorated basis and (z) $15 million of ex-penses incurred by the Company in connection with the transac-tions contemplated by the Combination Agreement, which shall be the responsibility of the Safety Business, to the extent not theretofore charged to the Safety Business; (ii) the Safety Business shall be credited with interest on its positive cash balances and charged for interest on any negative cash balances funded by the New Morton Businesses at a per annum interest rate equal to the average interest rate earned on the Company's cash balances during such period, with any intercompany borrow-ings to fund the operations of the Safety Business in excess of the amount reflected on the audited balance sheet of the Safety Business as of June 30, 1996 treated as a payable to New Morton from the Company; (iii) any payments by the Safety Business in connection with the New Morton Businesses or the New Morton Employees (including, without limitation, any such payments in respect of New Morton Liabilities) shall be treated as a pay-able to the Safety Business from New Morton, and any payments by the New Morton Businesses in connection with the Safety Business or the Safety Employees (including, without limita-tion, any such payments in respect of Safety Liabilities) shall be treated as a payable to New Morton from the Safety Business;
         (iv) the Safety Business and the New Morton Businesses shall make adjustments for late deposits, checks returned for insuf-ficient funds and other similar transactions occurring on or after July 1, 1996 as shall be reasonable under the circum-stances consistent with the purpose and intent of this Agree-ment; and (v) the net balance due to the Safety Business or the New Morton Businesses, as the case may be, in respect of the aggregate amounts of clauses (i) through (iv) shall be paid by New Morton or Safety, as appropriate, as promptly as practi-cable following each month end. For purposes of this Section










         2.01(c), the parties contemplate that the Safety Business, in-cluding but not limited to the administration of accounts pay-able and accounts receivable, will be conducted in the normal course consistent with the covenants contained in Section 7.1 of the Combination Agreement and that the Safety Business will not be charged for general administrative services provided by the Corporate Operations, including legal, tax compliance, risk management and other similar corporate services, in a manner consistent with the Company's practice in preparing the audited balance sheet of the Safety Business dated as of June 30, 1996. All transactions contemplated by this Section 2.01(c) shall be subject to review by the parties, and any dispute thereunder shall be resolved by Ernst & Young LLP (or another "Big Six" accounting firm acceptable to the parties), whose decision shall be final and unappealable.

                   (d) Consents. Each of the Company and New Morton agrees that it shall use reasonable efforts to obtain, prior to the Distribution Date, all necessary consents, waivers or amendments to each bank credit agreement, debt security or other financing facility to which it or its respective subsid-iaries is a party or by which it or any of its respective sub-sidiaries is bound, or to refinance such agreement, security or facility, in each case on terms satisfactory to the Company and New Morton and to the extent necessary to permit the Distribu-tion to be consummated without any material breach of the terms of such agreement, security or facility. To the extent Safety determines, in its reasonable judgment, that such consents, waivers or amendments would reasonably be expected to create Safety Liabilities, such terms shall also be reasonably satis-factory to Safety. From the date hereof until there no longer remain any such material consents, waivers or amendments to be obtained in connection with the Distribution pursuant to the terms of this Agreement and the Ancillary Agreements, New Mor-ton shall inform Safety regularly, but not less than on a monthly basis, of its progress in obtaining such consents, waivers and amendments.

                   (e) Intercompany Accounts. All agreements, con-tracts, arrangements and commitments between the New Morton Businesses, on the one hand, and the Safety Business, on the other hand, entered into prior to the Distribution Date for the purchase or sale of goods or services ("Intercompany Arrange-ments"), which intercompany arrangements shall be subject to the reasonable approval of a senior executive of the Safety Business, shall remain in effect on and after the Closing Date. All amounts under such Intercompany Arrangements which are un-billed as of the Distribution Date shall be billed and payable on and after the Distribution Date in accordance with the terms










         thereof. Subject to Sections 2.01(c) and 2.10 of this Agree-ment, on or before the Distribution Date, the Company shall cause all intercompany indebtedness (which shall include pay-ables and receivables but which shall not include unbilled amounts under Intercompany Arrangements) between the New Morton Businesses, on the one hand, and the Safety Business, on the other hand, to be settled or otherwise eliminated.

                   (f) Cash Management and Intercompany Accounts After the Distribution Date. The Company and New Morton shall estab-lish and maintain a separate cash management system and ac-counting records with respect to the New Morton Businesses ef-fective as of immediately prior to the Distribution Date; thereafter, (i) any payments by the Company or a Remaining Sub-sidiary to or on behalf of New Morton or a New Morton Subsid-iary or otherwise, in connection with the New Morton Businesses or the New Morton Employees (including, without limitation, any such payments in respect of New Morton Liabilities) shall be recorded in the accounts of New Morton as a payable to the Com-pany from New Morton; any payments by New Morton or a New Mor-ton Subsidiary to or on behalf of the Company or a Remaining Subsidiary or otherwise, in connection with the Safety Business or in connection with Safety Employees (including, without limitation, any such payments in respect of Safety Liabilities) shall be recorded in the accounts of the Company as a payable to New Morton from the Company; (ii) other than petty checking and cash accounts with respect to the Safety Business not main-tained, in the ordinary course of business, on the central Com-pany cash management system, and the accounts listed on Sched-ule 1.01(a), which petty cash, checking and other accounts (but not the balances therein, except as provided by Section 2.01(c) and the definition of Safety Assets) the Company shall retain, New Morton shall be entitled to all domestic and inter-national cash bank balances and short-term investments as of the Distribution Date per the books of the Company (other than cash which constitutes a Safety Asset) including, without limi-tation, such cash balances (other than cash which constitutes a Safety Asset) representing deposited checks or drafts for which only a provisional credit has been allowed, in the depository accounts of the Company or any of its subsidiaries; any such cash balances as of the Distribution Date which have not been transferred to New Morton shall be recorded as a payable to New Morton from Safety in the accounts of Safety; (iii) New Morton and the Company shall make adjustments for late deposits, checks returned for not sufficient funds and other post-Distribution Date transactions as shall be reasonable under the circumstances consistent with the purpose and intent of this Agreement; and (iv) the net balance due to the Company or New Morton, as the case may be, in respect of the aggregate amounts of clauses (i), (ii) and (iii) shall be paid by New Morton or









         Safety, as appropriate, as promptly as practicable. For pur-poses of this Section 2.01(f), the parties contemplate that the Safety Business and the New Morton Businesses, including but not limited to the administration of accounts payable and ac-counts receivable, will be conducted in the normal course. All transactions contemplated in this Section 2.01(f) shall be sub-ject to review by the parties, and any dispute thereunder shall be resolved by Ernst & Young LLP (or another "Big Six" account-ing firm acceptable to the parties), whose decision shall be final and unappealable.

                   Section 2.02 Transfer of New Morton Assets. The Company shall transfer to New Morton or, at New Morton's op-tion, to a New Morton Subsidiary effective as of the Distribu-tion Date all of the Company's right, title and interest in the New Morton Assets.

                   Section 2.03 Transfers Not Effected Prior to the Distribution; Transfers Deemed Effective as of the Distribution Date. To the extent that any transfers contemplated by this
         Article II shall not have been consummated on the Distribution Date, the parties shall cooperate to effect such transfers as promptly following the Distribution Date as shall be practi-cable. Nothing herein shall be deemed to require the transfer of any Assets or the assumption of any Liabilities which by their terms or operation of law cannot be transferred or as-sumed; provided, however, that the Company and New Morton and their respective subsidiaries shall cooperate to seek to obtain any necessary consents or approvals for the transfer of all Assets and Liabilities contemplated to be transferred pursuant to this Article II. In the event that any such transfer of Assets or Liabilities has not been consummated, effective as of and after the Distribution Date, the party retaining such Asset or Liability shall thereafter hold such Asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) and retain such Liability for the account of the party by whom such Liability is to be as-sumed pursuant hereto, and take such other action as may be reasonably requested by the party to which such Asset is to be transferred, or by whom such Liability is to be assumed, as the case may be, in order to place such party, insofar as reason-ably possible, in the same position as would have existed had such Asset or Liability been transferred as contemplated here-by. As and when any such Asset or Liability becomes trans-ferable, such transfer shall be effected forthwith. The par-ties agree that, as of the Distribution Date, each party hereto shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all









         of the Liabilities, and all duties, obligations and responsi-bilities incident thereto, which such party is entitled to ac-quire or required to assume pursuant to the terms of this Agreement.

                   Section 2.04 No Representations or Warranties; Con-sents. Except as otherwise contemplated in Section 2.06 or in connection with any Conveyancing and Assumption Instruments related to real estate, as to which the Company shall transfer to New Morton with "special warranty" or equivalent deeds, each of the parties hereto understands and agrees that no party hereto is, in this Agreement or in any other agreement or docu-ment contemplated by this Agreement or otherwise, representing or warranting in any way (i) as to the value or freedom from encumbrance of, or any other matter concerning, any Assets of such party or (ii) as to the legal sufficiency to convey title to any Asset of the execution, delivery and filing of this Agreement or any Ancillary Agreement, including, without limi-tation, any Conveyancing and Assumption Instruments. It is also agreed and understood that all Assets either transferred to or retained by the parties, as the case may be, shall be "as is, where is" and that the party to which such Assets are to be transferred hereunder shall bear the economic and legal risk that any conveyances of such Assets shall prove to be insuf-ficient or that such party's or any of its subsidiaries' title to any such Assets shall be other than good and marketable and free from encumbrances. The parties shall use their best ef-forts to obtain all consents and approvals, to enter into all amendatory agreements and to make all filings and applications which may be required for the consummation of the transactions contemplated by this Agreement, including, without limitation, all applicable regulatory filings or consents under federal, state or foreign environmental laws.

                   Section 2.05 Assumption and Satisfaction of New Mor-ton Liabilities; Retention of Safety Liabilities. Except as set forth in the Benefits Agreement or the Tax Sharing Agree-ment, effective as of and after the Distribution Date, (a) New Morton shall, or shall cause its subsidiaries to, assume, pay, perform, and discharge in due course all of the New Morton Li-abilities and (b) Safety shall, or shall cause its subsidiaries to, pay, perform and discharge in due course all of the Safety Liabilities.

                   Section 2.06 Financial Representations and Warran-ties. New Morton hereby represents and warrants to the Company that:

                   (a) Safety Assets. The Safety Assets as of the Dis-tribution Date shall include all Assets then owned or held by









         the Company and its subsidiaries which are exclusively used in the operation of the Safety Business as such business is con-ducted as of such date, including cash and cash equivalents as provided in clauses (g) and (h) of the definition of Safety Assets.

                   (b) Financial Liabilities. The interest-bearing indebtedness (excluding hedging or similar contracts and let-ters or lines of credit in the ordinary course) of the Safety Business as of the Distribution Date will not exceed $750,000,000 plus the outstanding amount of the municipal fi-nancing, not to exceed $1,100,000.

         The representations contained in this Section 2.06 shall sur-vive the Distribution Date until March 31, 1998.

                   Section 2.07 Conveyancing and Assumption Instru-ments. In connection with the transfers of Assets other than capital stock and the assumptions of Liabilities contemplated by this Agreement, the parties shall execute or cause to be executed by the appropriate entities the Conveyancing and As-sumption Instruments in such forms as the parties shall reason-ably agree, including the transfer of real property with spe-cial warranty or equivalent deeds. The transfer of capital stock shall be effected by means of delivery of stock certifi-cates and executed stock powers and notation in the stock record books of the corporation or other legal entities in-volved and, to the extent required by applicable law, by nota-tion on public registries.

                   Section 2.08 Certificate of Incorporation; By-laws; Share Purchase Rights Plan. Prior to the Distribution Date, the Company and New Morton shall take all action necessary so that, at the Distribution Date, the New Morton Charter, the New Morton By-laws and the Rights Agreement shall be in effect, with such changes as New Morton may approve.

                   Section 2.09 New Morton Capitalization. Prior to the Distribution Date, the Company and New Morton shall take all steps necessary to increase the outstanding shares of New Morton Common Stock so that, except as otherwise contemplated by this Agreement or the Benefits Agreement, immediately prior to the Distribution Date the number of shares of New Morton Common Stock outstanding and held by the Company shall equal the number of shares of Company Common Stock outstanding on the Distribution Record Date.













                   Section 2.10  Certain Pre-Distribution Transactions.
         (a) Prior to the Distribution, the Company shall use its rea-sonable best efforts to form a registered German limited li-ability corporation (GmbH) ("Safety GmbH"). Prior to the Dis-tribution, Safety GmbH shall purchase or assume, and the Com-pany shall cause Morton International GmbH ("Morton GmbH"), a limited liability corporation under the laws of Germany, to sell or assign, the Safety Assets and Safety Liabilities owned or held by Morton GmbH for the fair market value thereof, which amount shall be determined by mutual agreement of the Company and New Morton. The Safety Supplemental Distribution shall be reduced by the amount of any such cash payment, with any such cash payment in excess of such amount to be credited against the New Morton Capital Contribution.

                   (b) Prior to the Distribution Date, Morton Manufac-turing B.V., a limited liability corporation under the laws of the Netherlands ("Safety B.V."), shall repay in cash intercom-pany indebtedness owed by Safety B.V. to each of Morton Inter-national B.V. and Morton Service B.V. ("Morton B.V."), each a limited liability corporation under the laws of the Nether-lands, with such repayment funded by an intercompany loan from the Safety Business pursuant to its borrowing under the Safety Credit Agreement. After such repayment and prior to the Dis-tribution, Morton B.V. shall transfer to the Company all of the outstanding capital stock of Safety B.V. as a distribution in respect of the shares of Morton B.V. held by the Company. Any such cash payments by Safety B.V. to repay such intercompany indebtedness, up to $51,648,000 (representing the amount of such intercompany indebtedness as of June 30, 1996), shall be credited against the New Morton Capital Contribution.


                                   ARTICLE III

                                 THE DISTRIBUTION

                   Section 3.01 Cooperation Prior to the Distribution. Subject to the terms of the Combination Agreement, the Company and New Morton shall take the following actions:

                   (a) the Company and New Morton shall prepare, and the Company shall mail to the holders of shares of Company Common Stock as of the Special Meeting Record Date, the Proxy Statement, which shall set forth appropriate disclo-sure concerning Newco, Autoliv, the Company, New Morton, Safety, the Merger, the Distribution, the Transactions and other matters. The Company and New Morton shall also pre-pare, and New Morton shall file with the Commission, the










              Form S-4, which shall include the Proxy Statement. The Company and New Morton shall use their best efforts to cause the Form S-4 to become effective under the Securi-ties Act;

                   (b) the Company and New Morton shall cooperate in preparing, filing with the Commission and causing to be-come effective any registration statements or amendments thereof which are appropriate to reflect the establishment of, or amendments to, any employee benefit and other plans contemplated by the Combination Agreement, the Benefits Agreement or this Agreement;

                   (c) the Company and New Morton shall take all such action as may be necessary or appropriate under the secu-rities or blue sky laws of states or other political sub-divisions of the United States in connection with the transactions contemplated by this Agreement and the Ancil-lary Agreements;

                   (d) the Company and New Morton shall prepare, and New Morton shall file and seek to make effective, subject to official notice of issuance, an application to permit the listing of New Morton Common Stock on the NYSE; and

                   (e) the Company and New Morton shall use their best efforts to obtain the rulings contemplated by the Ruling Request in form and substance satisfactory to the Company Board as advised by counsel.

                   Section 3.02 Company Board Action; Distribution Pro-cedures. Subject to the terms of the Combination Agreement, and the satisfaction or waiver of the conditions set forth in
         Section 3.03 hereof, the Company Board shall, in its discre-tion, establish the Distribution Record Date and the Distribu-tion Date and any appropriate procedures in connection with the Distribution. Prior to the Distribution Date, the Company shall enter into an agreement with the Agent providing for, among other things, the payment of the Distribution to the holders of Company Common Stock in accordance with this Article III.

                   Section 3.03 Conditions Precedent to the Distribu-tion. In no event shall the Distribution occur (a) if at the Distribution Date the Ruling Request shall not have been granted in form and substance satisfactory to the Company in its sole discretion and be in full force and effect, or (b) prior to such time as the following conditions shall have been satisfied or, to the extent permitted, waived:










                   (i) all third party consents and governmental approvals required in connection with the transactions contemplated hereby shall have been received, except where the failure to obtain such consents or approvals would not have a material adverse effect on either (i) the ability of the parties to consummate the transactions contemplated by this Agreement or (ii) the business, financial condi-tion or results of operations of Safety or New Morton;

                  (ii) the Distribution, the Combination Agreement and the related transactions (including the Merger) shall have been approved by the holders of a majority of the out-standing shares of Company Common Stock at the Special Meeting;

                 (iii) the transactions contemplated by Sections 2.01, 2.02, 2.05, 2.08, 2.09 and 2.10 shall have been consum-
              mated in all material respects, to the extent required to be consummated prior to the Distribution;

                  (iv) the New Morton Common Stock shall have been au-thorized for listing on the NYSE, subject to official no-tice of issuance;

                   (v) the New Morton Board, composed as contemplated by Section 6.01, shall have been elected by the Company, as sole stockholder of New Morton;

                  (vi) the Form S-4 (to the extent required) shall have been declared effective under the Securities Act (or the Form 10 shall have been declared effective under the Ex-change Act) by the Commission and no stop order suspending the effectiveness of the Form S-4 (or the Form 10) shall have been issued by the Commission and, to the knowledge of the Company and New Morton, no proceeding for that pur-pose shall have been instituted by the Commission;

                 (vii) the applicable parties shall have entered into each of the Ancillary Agreements;

                (viii) each condition to the Closing of the Merger and the Exchange Offer set forth in Article IX of the Combina-tion Agreement, other than with respect to consummation of the Distribution and the transactions set forth in Article II hereof, shall have been fulfilled or waived by the party for whose benefit such condition exists;

                  (ix) the Company Board shall be reasonably satisfied that, after giving effect to the transactions set forth in
              Article II hereof, (A) the Company will not be insolvent









              and will not have unreasonably small capital with which to engage in its businesses and (B) the Company's surplus would be sufficient to permit the Distribution without violation of Section 23-1-28-3 of the Indiana Business Corporation Law; and

                   (x)  the representations and warranties contained in
              Section 2.06 shall be true and correct.

         Neither the Company nor New Morton shall waive any condition contained in this Section 3.03 without the consent of Autoliv, which consent shall not be unreasonably withheld.

                   Section 3.04 The Distribution. On the Distribution Date, subject to the conditions and rights of termination set forth in this Agreement, the Company shall deliver to the Agent a share certificate representing all of the then outstanding shares of New Morton Common Stock owned by the Company and shall instruct the Agent to distribute, on or as soon as prac-ticable following the Distribution Date, such New Morton Common Stock to holders of record of shares of Company Common Stock on the Distribution Record Date. New Morton agrees to provide all share certificates and any information that the Agent shall require in order to effect the Distribution. All shares of New Morton Common Stock issued in the Distribution shall be duly authorized, validly issued, fully paid and nonassessable.


                                    ARTICLE IV

                                     SERVICES

                   Section 4.01 Provision of Management Services. From the Distribution Date through not later than the first an-niversary thereof (the "Services Period"), New Morton shall make available to Safety the following services (collectively, the "Services"):

                   (a) Legal, tax, accounting, patent and other intel-lectual property, payroll and payroll tax, real estate, human resources (including pension administration), envi-ronmental, corporate secretarial, insurance, treasury and management information services, in each case including reasonable access to New Morton's systems and resources; and

                   (b) Such other personnel of New Morton whose ser-vices the parties agree would be necessary and desirable to permit Safety and its subsidiaries to operate its busi-ness in the ordinary course and to facilitate the orderly









              transition of Safety and Newco to an independent and self-sufficient company in a reasonable and timely manner.

                   It is understood that Services provided to Safety and its subsidiaries hereunder will be performed by those employees of New Morton who perform equivalent services for New Morton in the normal course of their employment. Accordingly, New Morton shall not be obligated to make available any services to the extent that doing so would unreasonably interfere with the per-formance by any New Morton Employee of services for New Morton or otherwise cause unreasonable burden to New Morton, in light of the purposes of this Agreement. Notwithstanding the other provisions of this Article IV to the contrary, Safety shall be obligated to obtain from New Morton, and New Morton shall agree to provide to Safety, Services related to the preparation, fil-ing and auditing of tax returns for periods ended on or before the Distribution Date, subject to the provisions of the Tax Sharing Agreement.

                   Section 4.02 Fee for Services; Expenses. Subject to applicable law, Safety shall pay for all Services provided un-der Section 4.01 of this Agreement (including tax, audit, em-ployee benefits and other Services contemplated to be provided by the Tax Sharing Agreement or the Benefits Agreement) pursu-ant to the formula set forth on Schedule 4.02 or as otherwise agreed by the parties, together with reimbursement of out-of-pocket expenses. Such payments shall be due and payable by Safety 30 days after receipt of invoices therefor.

                   Section 4.03 Independent Contractor Status. New Morton shall render and perform the Services as an independent contractor in accordance with its own standards, subject to its compliance with the provisions of this Agreement and with all applicable laws, ordinances and regulations.

                   Section 4.04  Disclaimer; Limited Liability.

                   (a) New Morton makes no express or implied represen-tations, warranties, or guarantees relating to the Services or the quality or results of Services to be performed under this Agreement; provided, however, that New Morton shall use reason-able efforts to provide the Services in a manner at least com-parable to the quality of such services provided to the Safety Business as of and prior to the date hereof in all material respects.

                   (b) New Morton shall not be liable to Safety for any expense, claim (for malpractice or otherwise), loss or damage, including, without limitation, indirect, special, consequential or exemplary damages in performing the Services pursuant to









         this Article IV; provided, however, that this Section 4.04(b) shall not apply to any expense, claim (for malpractice or oth-erwise), loss or damage resulting from the failure of New Mor-ton to comply with the covenant contained in the proviso in paragraph (a) above.

                   (c) New Morton shall not be liable to Safety for the consequences of any failure or delay to perform any of its ob-ligations under this Agreement other than for damages arising from New Morton's willful or reckless misconduct; provided, that it shall provide reasonably prompt notice to Safety of such inability and the reasons therefor.


                                    ARTICLE V

                                 INDEMNIFICATION

                   Section 5.01  Indemnification by Safety.

                   (a) Except with respect to the matters governed by the indemnification provisions set forth in the Tax Sharing Agreement (which shall be governed by those provisions), Safety shall indemnify, defend and hold harmless New Morton, each of its directors, officers, employees and agents and each Affili-ate of New Morton and each of the heirs, executors, successors and assigns of any of the foregoing (the "New Morton Indemni-tees") from and against the Safety Liabilities and any and all losses, claims and Liabilities (including, without limitation, the costs and expenses of any and all Actions, threatened Ac-tions, demands, assessments, judgments, settlements and compro-mises relating thereto and attorneys' fees and any and all ex-penses whatsoever reasonably incurred in investigating, prepar-ing or defending against any such Actions or threatened Ac-tions) (collectively, "Indemnifiable Losses" and, individually, an "Indemnifiable Loss") of the New Morton Indemnitees arising out of or due to the failure or alleged failure of Safety or any of its Affiliates to pay, perform or otherwise discharge in due course any of the Safety Liabilities.

                   (b) Safety shall indemnify, defend and hold harmless each of the New Morton Indemnitees from and against any and all Indemnifiable Losses of the New Morton Indemnitees arising out of or based upon any untrue statement or alleged untrue state-ment of a material fact contained in any portion of the Proxy Statement (including any preliminary filings related thereto or any amendments thereof) to be supplied by, or containing infor-mation relating to, Autoliv or its subsidiaries, or the omis-sion or alleged omission to state in any such portion a mate-rial fact required to be stated therein or necessary to make









         the statements made therein, in light of the circumstances un-der which they were made, not misleading.

                   Section 5.02  Indemnification by New Morton.

                   (a) Except with respect to the matters governed by the indemnification provisions set forth in the Tax Sharing Agreement (which shall be governed by those provisions), New Morton shall indemnify, defend and hold harmless each of the Company and Newco, each of the directors, officers, employees and agents of each of the Company and Newco and each Affiliate of each of the Company and Newco and each of the heirs, execu-tors, successors and assigns of any of the foregoing (the "Safety Indemnitees") from and against the New Morton Li-abilities and any and all Indemnifiable Losses of the Safety Indemnitees arising out of or due to the failure or alleged failure of New Morton or any of its Affiliates to pay, perform or otherwise discharge in due course any of the New Morton Li-abilities.

                   (b) New Morton shall indemnify, defend and hold harmless each of the Safety Indemnitees from and against any and all Indemnifiable Losses of the Safety Indemnitees arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any portion of the Proxy Statement (including any preliminary filing related thereto or any amendments thereof) to be supplied by, or con-taining information relating to, any of New Morton, the New Morton Subsidiaries or Safety, or the omission or alleged omis-sion to state in any such portion a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                   Section 5.03  Limitations on Indemnification Obliga-
         tions.

                   (a) Insurance Proceeds. The amount which any party (an "Indemnifying Party") is or may be required to pay to any other party (an "Indemnitee") pursuant to Section 5.01 or Sec-tion 5.02 shall be reduced (including, without limitation, ret-roactively) by any Insurance Proceeds or other amounts actually recovered by or on behalf of such Indemnitee, in reduction of the related Indemnifiable Loss. If an Indemnitee shall have received the payment required by this Agreement from an Indem-nifying Party in respect of an Indemnifiable Loss and shall subsequently actually receive Insurance Proceeds or other amounts in respect of such Indemnifiable Loss, then such Indem-nitee shall pay to such Indemnifying Party a sum equal to the










         amount of such Insurance Proceeds or other amounts actually received.

                   (b) Foreign Currency Adjustments. In the event that any indemnification payment required to be made hereunder or under any Ancillary Agreement shall be denominated in a cur-rency other than United States dollars, the amount of such pay-ment shall be translated into United States dollars using the Foreign Exchange Rate for such currency determined in ac-cordance with the following rules:

                   (i) with respect to an Indemnifiable Loss arising from payment by a financial institution under a guarantee, comfort letter, letter of credit, foreign exchange con-tract or similar instrument, the Foreign Exchange Rate for such currency shall be determined as of the date on which such financial institution shall have been reimbursed;

                  (ii) with respect to an Indemnifiable Loss covered by insurance, the Foreign Exchange Rate for such currency shall be the Foreign Exchange Rate employed by the insur-ance company providing such insurance in settling such Indemnifiable Loss with the Indemnifying Party; and

                 (iii) with respect to an Indemnifiable Loss not cov-ered by clause (i) or (ii) above, the indemnification pay-ment shall be paid in the applicable local currency with-out any translation into United States dollars.

                   Section 5.04  Procedure for Indemnification.

                   (a) If an Indemnitee shall receive notice or other-wise learn of the assertion by a person (including, without limitation, any governmental entity) who is not a party to this Agreement or to any of the Ancillary Agreements of any claim or of the commencement by any such person of any Action (a "Third Party Claim") with respect to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agree-ment, such Indemnitee shall give such Indemnifying Party writ-ten notice thereof promptly after becoming aware of such Third Party Claim; provided, that the failure of any Indemnitee to give notice as provided in this Section 5.04 (the "Notice") shall not relieve the related Indemnifying Party of its obliga-tions under this Article V, except to the extent that such In-demnifying Party is prejudiced by such failure to give Notice. Such Notice shall describe the Third Party Claim in reasonable detail, and shall indicate the amount (to the extent practi-cable) of the Indemnifiable Loss that has been or may be sus-tained by such Indemnitee.










                   (b) An Indemnifying Party may elect to defend or to seek to settle or compromise, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third Party Claim by delivering to the Indemnitee, within 30 days of receipt of Notice (or sooner (but in no event less than 10 days after the receipt of Notice), if the nature of such Third Party Claim so requires), the written acknowledgment (the "Acknowl-edgment") of its indemnification obligation under this Agree-ment with respect to the Third Party Claim. The Acknowledgment may specify reservations and exceptions to the extent reason-ably acceptable to the Indemnitee or consistent with the terms of this Agreement and the Ancillary Agreements, and such Indem-nitee shall cooperate in the defense or settlement or compro-mise of such Third Party Claim. If the Indemnifying Party elects to assume responsibility for defending such Third Party Claim, the Indemnifying Party shall also notify the claimant or plaintiff asserting such Third Party Claim of such election and request that all communications in relation to the Third Party Claim be made, delivered or addressed to the Indemnifying Party, instead of the Indemnitee. If it is later determined that the defendants to the Third Party Claim include both the Indemnifying Party and the Indemnitee, the Indemnitee shall thereupon notify the claimant or plaintiff asserting such Third Party Claim that all communications in relation to the Third Party Claim should also be made, delivered or addressed to the Indemnitee. After notice from an Indemnifying Party to an In-demnitee of its election to assume the defense of a Third Party Claim, such Indemnifying Party shall not be liable to such In-demnitee under this Article V for any legal or other expenses (except expenses approved in advance by the Indemnifying Party) subsequently incurred by such Indemnitee in connection with the defense thereof; provided, that, if the defendants in any such claim include both the Indemnifying Party and one or more In-demnitees and in such Indemnitees' reasonable judgment a con-flict of interest between such Indemnitees and such Indemnify-ing Party exists in respect of such claim or if the Indemnify-ing Party shall assume responsibility for such claim with such reservations or exceptions to the extent reasonably acceptable to the Indemnitee or consistent with the terms of this Agree-ment and the Ancillary Agreements, such Indemnitees shall have the right to employ separate counsel to represent such Indemni-tees and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel rea-sonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party.

                   If an Indemnifying Party elects not to assume respon-sibility for defending a Third Party Claim (which election may be made only in the event of a good faith dispute that a claim was inappropriately tendered under Section 5.01 or 5.02, as the









         case may be) such Indemnitee may defend or (subject to the fol-lowing sentence) seek to compromise or settle such Third Party Claim. Notwithstanding the foregoing, an Indemnitee may not settle or compromise any claim without prior written notice to the Indemnifying Party, which shall have the option within ten days following the receipt of such notice (i) to disapprove the settlement and assume all past and future responsibility for the claim, including reimbursing the Indemnitee for prior ex-penditures in connection with the claim, or (ii) to disapprove the settlement and continue to refrain from participation in the defense of the claim, in which event the Indemnifying Party shall have no further right to contest the amount or reason-ableness of the settlement if the Indemnitee elects to proceed therewith, or (iii) to approve the amount of the settlement, reserving the Indemnifying Party's right to contest the Indemn-itee's right to indemnity, or (iv) to approve and agree to pay the settlement. In the event the Indemnifying Party makes no response to such written notice from the Indemnitee, the Indem-nifying Party shall be deemed to have elected option (ii).

                   (c) If an Indemnifying Party chooses to defend or to seek to compromise any Third Party Claim, the related Indemni-tee shall make available to such Indemnifying Party any person-nel or any books, records or other documents within its control or which it otherwise has the ability to make available that are necessary or appropriate for such defense.

                   (d)  Notwithstanding anything else in this Section
         5.04 to the contrary, an Indemnifying Party shall not settle or compromise any Third Party Claim unless such settlement or com-promise contemplates as an unconditional term thereof the giv-ing by the claimant or plaintiff asserting such Third Party Claim to the Indemnitee of a written release from all liability in respect of such Third Party Claim. In the event the Indem-nitee shall notify the Indemnifying Party in writing that such Indemnitee declines to accept any such settlement or compro-mise, such Indemnitee may continue to contest such Third Party Claim, free of any participation by such Indemnifying Party, at such Indemnitee's sole expense. In such event, the obligation of such Indemnifying Party to such Indemnitee with respect to such Third Party Claim shall be equal to (i) the costs and ex-penses of such Indemnitee prior to the date such Indemnifying Party notifies such Indemnitee of the offer to settle or com-promise (to the extent such costs and expenses are otherwise indemnifiable hereunder) plus (ii) the lesser of (A) the amount of any offer of settlement or compromise which such Indemnitee declined to accept and (B) the actual out-of-pocket amount such Indemnitee is obligated to pay subsequent to such date as a result of such Indemnitee's continuing to pursue such Third Party Claim.









                   (e) Any claim on account of an Indemnifiable Loss which does not result from a Third Party Claim shall be as-serted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a pe-riod of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not re-spond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make pay-ment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party, under applicable law or under this Agreement.

                   (f) In addition to any adjustments required pursuant to Section 5.03, if the amount of any Indemnifiable Loss shall, at any time subsequent to the payment required by this Agree-ment, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connec-tion therewith, shall promptly be repaid by the Indemnitee to the Indemnifying Party.

                   (g) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circum-stances in respect of which such Indemnitee may have any right or claim relating to such Third Party Claim against any claim-ant or plaintiff asserting such Third Party Claim. Such Indem-nitee shall cooperate with such Indemnifying Party in a reason-able manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

                   (h) In the event Safety shall determine in its rea-sonable judgment that it is likely that it will be named as a potentially responsible party in any Superfund or other envi-ronmental litigation or investigation with respect to a New Morton Liability, if requested to do so by Safety, New Morton shall notify the potential claimant(s) in such potential liti-gation of its indemnification obligation in favor of Safety under this Agreement.

                   Section 5.05 Remedies Cumulative. The remedies pro-vided in this Article V shall be cumulative and shall not pre-clude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

                   Section 5.06 Survival of Indemnities. The obliga-tions of New Morton and the Company under this Article V, shall









         survive the Distribution Date and the sale or other transfer by it of any Assets or businesses or the assignment by it of any Liabilities, with respect to any Indemnifiable Loss of the other related to such Assets, businesses or Liabilities. Such obligations shall be binding upon the successors and assigns of the Safety Business or the New Morton Businesses, as the case may be, and upon any transferee of all or substantially all of the assets (in one transaction or a series of related transac-tions) of the Safety Business or the New Morton Businesses, which transferee shall assume in writing such obligations. If 25% or more of the Assets of the Safety Business or the New Morton Businesses, as the case may be, are spun off to the re-spective stockholders of Safety or New Morton, such spun-off entity shall assume in writing a proportionate share of the indemnity obligation contained herein of Safety or New Morton, as the case may be, based upon the relative assets of such spun-off entity and the remaining assets in its parent, and thereafter Safety or New Morton, as the case may be, shall be released from the proportionate share so assumed. The assump-tion of obligations of a transferee or spun-off entity shall not apply with respect to any transaction consummated after the twentieth anniversary of this Agreement.

                   Section 5.07  Right of Inquiry.

                   (a) In the event of a material adverse change after the Distribution Date in the financial condition of New Morton or Safety, which change creates a substantial likelihood that New Morton or Safety, as the case may be, will not be able to satisfy or otherwise settle, when due, its indemnification ob-ligations to Safety or New Morton, respectively, under this
         Article V, Safety or New Morton, as the case may be, shall have the right, subject to entering into an agreement with the other party to preserve confidentiality and any applicable privilege for the benefit of such other party, upon consultation with such party, to have limited access on reasonable prior notice to such party's personnel in order to monitor the status of pending and anticipated litigation and governmental investiga-tions or proceedings for which Safety or New Morton, as the case may be, could be contingently liable. Such right of in-quiry shall terminate at such time as there is no longer a sub-stantial likelihood that the applicable party will not be able to satisfy its indemnification obligations under this Agreement and the Ancillary Agreements. The reasonable attorneys' fees and out-of-pocket costs incurred in connection with a party's inquiry pursuant to this Section 5.07 shall be treated as In-demnifiable Losses pursuant to this Article V.

                   (b) In addition to the provisions of paragraph (a) above, each of Safety and New Morton shall have the right on an









         annual basis and subject to reasonable prior notice to meet with the General Counsel of the other party (or such corporate officer or employee designated by such General Counsel) and receive an oral report, in a forum in which the requesting party may ask reasonable questions regarding the status of ma-terial pending and threatened litigation and material govern-mental investigations or proceedings for which the requesting party may be contingently liable. For the avoidance of doubt, no such right shall require Safety or New Morton, as the case may be, to (i) provide non-public written information, (ii) provide confidential information, (iii) jeopardize the benefit of any applicable privilege or (iv) engage in lengthy or bur-densome meetings or discussions. In addition, each of Safety and New Morton shall have the further right to request one ad-ditional meeting per year in connection with the public disclo-sure by the other party during such year of a material adverse development in any pending or threatened litigation or govern-mental investigation or proceeding for which the requesting party may be contingently liable, such meeting otherwise to be on the same terms as set forth in this Section 5.07(b). Each of Safety and New Morton shall bear its own cost of attendance at such meetings, which shall be held at the corporate offices of the non-requesting party.


                                    ARTICLE VI

                     CERTAIN ADDITIONAL MATTERS AND COVENANTS

                   Section 6.01 The New Morton Board. New Morton and the Company shall take all actions which may be required to elect or otherwise appoint, as of the Distribution Date, each of the directors of the Company Board as a director of New Mor-ton.

                   Section 6.02  Resignations; Safety Board.

                   (a) The Company shall cause all of its directors and New Morton Employees to resign, effective as of the Distribu-tion Date, from all boards of directors or similar governing bodies of Safety or the Retained Subsidiaries on which they serve, and from all positions as officers of Safety or the Re-tained Subsidiaries in which they serve. The Company shall cause all of the Safety Employees to resign from all boards of directors or similar governing bodies of New Morton or any New Morton Subsidiary on which they serve, and from all positions as officers of New Morton or any New Morton Subsidiary in which they serve.











                   (b) The Company shall take all actions which may be required to elect or otherwise appoint to the Company Board and the board of directors of each Remaining Subsidiary, as of the Effective Time, such officers of Newco or the Company as the Company may designate prior to the Effective Time.

                   Section 6.03  Certain Post-Distribution Transactions.

                   (a) New Morton. (i) New Morton shall, and shall cause each New Morton Subsidiary to, comply with each represen-tation and statement made, or to be made, to any taxing author-ity in connection with any ruling obtained, or to be obtained, by the Company and New Morton acting together, from any such taxing authority with respect to any transaction contemplated by this Agreement.

                  (ii) Neither New Morton nor any New Morton Subsidiary shall for a period of one year following the Distribution Date engage or agree to engage in any of the following transactions, unless (X) an opinion in form and substance reasonably satis-factory to Safety is obtained from nationally recognized tax counsel to New Morton and/or (Y) a supplemental ruling is ob-tained from the IRS, in either case to the effect that such transaction(s) would not adversely affect the tax consequences of the contributions, transfers, assumptions, Merger and Dis-tribution described in Articles II and III of this Agreement to the Company, any Retained Subsidiary, or any shareholder or former shareholder of the Company. The transactions subject to this provision are: (A) ceasing to engage in an active trade or business within the meaning of Section 355(b) of the Code, whether by means of a disposition or distribution of stock or assets, or otherwise; (B) repurchasing more than 20% of the New Morton Common Stock outstanding immediately after the Distribu-tion; (C) issuing an amount of New Morton capital stock that would cause the Distribution to fail to satisfy the requirement that the Company have been in control of New Morton within the meaning of Section 368(c) of the Code immediately prior to the Distribution or that the New Morton shareholders be in control of New Morton immediately after the Distribution within the meaning of Section 368(a)(1)(D) of the Code; or (D) liquidating or merging with or into any other entity (including a New Mor-ton Subsidiary). New Morton hereby represents and warrants that neither New Morton nor any New Morton Subsidiary has any plan or intention to undertake any of the transactions set forth in (A), (B), (C), or (D) above. Notwithstanding the foregoing, any act or transaction that is consistent with the representations contained in (x) the request for rulings and any supplement thereto filed with the IRS in connection with the Distribution or (y) the tax certificates described in Sec-tion 9.1(g)(ii) of the Combination Agreement relating to the









         opinions of counsel to be rendered in connection with the Dis-tribution and the Merger, shall not be subject to the provi-sions of this Section 6.03(a)(ii).

                   (b) The Company. The Company shall, and shall cause each Remaining Subsidiary to, comply with each representation and statement made, or to be made, to any taxing authority in connection with any ruling obtained, or to be obtained, by the Company and New Morton acting together, from any such taxing authority with respect to any transaction contemplated by this Agreement.

                   Section 6.04  Use of Names.

                   (a) Any existing printed material showing any af-filiation or connection of Safety or the Retained Subsidiaries with New Morton, including any names using "Morton" or a de-rivative thereof, may be used by Safety or the Retained Subsid-iaries only for a period ending eight months after the Distri-bution Date. On and after the Distribution Date, Safety shall not otherwise represent to third parties that it is presently affiliated with New Morton.

                   (b) From and after the Effective Time, New Morton shall have all rights in and use of the names "Morton" and "Morton International" and all other names, marks, scripts, type fonts, forms, styles, logos, designs, devices, trade dress, symbols and other forms of trade identity constituting New Morton Assets (collectively, the "Morton Name Rights"), and all derivatives thereof. The Company acknowledges that New Morton has all such rights and that the Company will not use the New Morton Rights, or names, marks or other material con-fusingly similar therewith except as permitted by this Agree-ment. Prior to or promptly after the Effective Time, the Com-pany shall change its name and the name of any Subsidiary or other person under its control to eliminate therefrom the names "Morton" and "Morton International" and all derivatives thereof. For a period of eight months after the Distribution Date, the Company may use the names "Morton" and "Morton Inter-national" only to the extent that it is not practical to change such names or as permitted by Section 6.04(a), including in connection with any signs, letterhead, business cards, invoices or other printed forms, telephone directory listings or promo-tional material, and products in inventory as of the Distribu-tion Date and shall cause the Company and its subsidiaries to maintain the same standards of quality with respect to such names, logos and marks as previously exercised.

                   (c) Nothing in this Section 6.04 shall obligate Safety to replace any tooling or other equipment used in the









         manufacturing process, provided that Safety uses all reasonable efforts to comply with the requirements of paragraphs (a) and
         (b) with respect to such tooling and equipment by, for example, affixing labels thereto or providing other appropriate signage.

                   (d) As of the date of this Agreement, New Morton intends to use "Morton International, Inc." as its corporate name following the Effective Time, although nothing herein shall preclude New Morton from changing such name in the fu-ture.

                   Section 6.05 Restrictions on Hiring of Other Party's Employees. For a period of two years after the Distribution Date, each of Safety and New Morton agrees that, without the prior written consent of the other, it will not, and it will cause its Affiliates not to, solicit the employment of or em-ploy any New Morton Employee or Safety Employee, respectively.

                   Section 6.06 Further Assurances; Cooperation. Each of the parties hereto promptly shall execute such documents and other instruments and take such further actions as may be rea-sonably required or desirable to carry out the provisions hereof and to consummate the transactions contemplated hereby. The parties shall cooperate with each other in all reasonable respects to ensure the transfer to New Morton or a New Morton Subsidiary of the New Morton Assets, New Morton Liabilities and the businesses related thereto, and the retention by the Com-pany of the Safety Business, including, without limitation, (i) allocating rights and obligations under contracts, agreements and other arrangements, if any, of the Company that relate to both the Safety Business and the New Morton Businesses, (ii) determining whether to enter into any service or other sharing agreements on a mutually acceptable arm's-length basis that may be necessary to assure a smooth and orderly transition, and
         (iii) obtaining any reasonably necessary or appropriate third-party consents, licenses and permits in connection with the Distribution. In case at any time after the Distribution Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary or desirable action.

                   Section 6.07   Guarantees.

                   (a) Safety and New Morton shall cooperate, and shall cause their respective Affiliates to cooperate, to terminate, or to cause Safety or one of its Affiliates to be substituted in all respects for New Morton or its Affiliates in respect of, all obligations of New Morton and its Affiliates under any










         loan, financing, lease, contract, or other obligation in exist-ence as of the Distribution Date pertaining to the Safety Busi-ness for which New Morton or an Affiliate of New Morton may be liable, as guarantor, original tenant, primary obligor or oth-erwise. If such a termination or substitution is not effected by the Distribution Date, (i) Safety shall indemnify and hold harmless the New Morton Indemnitees for any Indemnifiable Loss arising from or relating thereto, and (ii) without the prior written consent of the Chief Financial Officer of New Morton, from and after the Distribution Date, Safety shall not, and shall not permit any of its Affiliates to, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, contract or other obligation for which New Morton or any of its Affiliates is or may be liable unless all obligations of New Morton and its Affiliates with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to the Chief Financial Of-ficer of New Morton.

                   (b) Safety and New Morton shall cooperate, and shall cause their respective Affiliates to cooperate, to terminate, or to cause New Morton or one of its Affiliates to be substi-tuted in all respects for Safety and its Affiliates in respect of, all obligations of Safety and its Affiliates under any loan, financing, lease, contract or other obligation in exist-ence as of the Distribution Date pertaining to the New Morton Businesses for which Safety or its Affiliates may be liable, as guarantor, original tenant, primary obligor or otherwise. If such a termination or substitution is not effected by the Dis-tribution Date, (i) New Morton shall indemnify and hold harm-less the Company Indemnitees for any Indemnifiable Loss arising from or relating thereto, and (ii) without the prior written consent of the Chief Financial Officer of Safety or Newco, from and after the Distribution Date, New Morton shall not, and shall not permit any of its Affiliates to, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, contract or other obligation for which Safety or its Affiliates is or may be liable unless all obliga-tions of Safety and its Affiliates with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to the Chief Financial Officer of Safety or Newco.

                   (c) Safety and New Morton shall provide Newco with information and documentation relating to the actions to be taken pursuant to this Section 6.07.

                   Section 6.08 Shared Facilities. From and after the Distribution Date, New Morton shall have access to the facili-ties specified in Schedule 6.08 on the terms set forth thereon.









                   Section 6.09 Thiokol-Morton Spinoff. Safety agrees that, at New Morton's request and expense and subject to New Morton's obligation to indemnify Safety for such actions, Safety shall act as agent for New Morton in making any claim against Morton Thiokol, Inc. (now named Thiokol Corporation) in connection with New Morton's indemnification and similar rights pursuant to the agreements entered into between Thiokol and Morton International, Inc. in connection with the 1989 distri-bution of the capital stock of Morton International, Inc. Safety shall not knowingly waive any such rights of New Morton without New Morton's consent. Notwithstanding the foregoing, Safety shall not be obligated to take any actions in further-ance of its obligations under this Section 6.09 if Safety de-termines, in its reasonable judgment, that taking such actions would entail an undue level of risk to Safety or involve Safety in a substantial controversy or dispute.

                   Section 6.10 Non-Competition. (a) For a period of four years from and after the Distribution Date, New Morton will not engage, directly or through any subsidiary or other entity controlled by New Morton, in the automotive safety re-straint business (as such business is conducted by Newco and its subsidiaries immediately following the Effective Time (as defined in the Contribution Agreement)); provided, however, that this Section 6.10 shall not prevent New Morton from:

                   (i) acquiring no more than 10% of the outstanding stock, partnership or other equity interests in any corporation, partnership, limited liability company or other person or entity ("Person");

                  (ii) acquiring more than 10% of the outstanding capi-tal stock, partnership or other equity interests in any Person for which the annual revenues de-rived from the business of such Person that com-petes with the automotive safety restraint busi-ness (as such business is conducted by Newco and its subsidiaries immediately following the Ef-fective Time) are not more than 10% of such Person's total annual revenues;

                 (iii) acquiring more than 50% of the outstanding capi-tal stock, partnership or other equity interests in any Person (or any lesser percentage if, pur-suant to contractual or other arrangements, New Morton has the right to cause such Person to take the actions specified in the following pro-
                        viso) for which the annual revenues derived from the business of such Person that competes with the automotive safety restraint business (as









                        such business is conducted by Newco and its sub-sidiaries immediately following the Effective
                        Time) are more than 10% (or, in the event such revenues represent less than 10% of such Person's total annual revenues, constitute a stand-alone business that can be divested with-out materially affecting the remaining busi-nesses or operations of such Person) but less than 40% of such Person's total annual revenues; provided, however, that New Morton shall use all commercially reasonable efforts to divest that portion of such Person that competes with the automotive safety restraint business (as such business is conducted by Newco and its subsid-iaries immediately following the Effective Time) on commercially reasonable terms as soon as practicable after acquisition of such ownership or interest; or

                  (iv) engaging in any investment activities with re-spect to any pension plan, trust for the benefit of employees or retirees, employee savings or stock ownership plan or other employee benefit, retirement or welfare plan or program.

                   (b) Notwithstanding anything to the contrary in Sec-tion 6.10(a), for a period of ten years from and after the Dis-tribution Date, New Morton will not engage, directly or through any subsidiary or other entity controlled by New Morton, in the automotive safety restraint business using as its trade name any name containing the words "Morton" or "MI".


                                   ARTICLE VII

                        ACCESS TO INFORMATION AND SERVICES

                   Section 7.01  Provision of Corporate Records.

                   (a) New Morton Assets shall include the original corporate minute books, stock ledgers and certificates and cor-porate seals of each New Morton Subsidiary, all licenses, leases, agreements, litigation files and filings with foreign governments primarily relating to the New Morton Businesses and all other such material that does not relate exclusively to the Safety Business. Safety shall arrange as soon as practicable following the Distribution Date for the transportation to New Morton of existing corporate records in its possession prima-rily relating to the New Morton Businesses, except to the ex-tent such items are already in the possession of New Morton or









         a New Morton Subsidiary or located at the Company's present principal executive offices or on premises included in the New Morton Assets. Such records shall be the property of New Mor-ton, but shall be available to Safety for review and duplica-tion and shall otherwise be subject to Section 7.05 of this Agreement.

                   (b) Safety Assets shall include the original corpo-rate minute books, stock ledgers and certificates and corporate seals of the Company and the Retained Subsidiaries and all li-censes, leases, agreements, litigation files and filings exclu-sively relating to the Safety Business. New Morton shall ar-range as soon as practicable following the Distribution Date, to the extent not previously delivered in connection with the transactions contemplated in Article II, for the transportation to Safety of existing corporate records (excluding accounting, tax, and financial records and original Policies except as oth-erwise agreed by the parties) in its possession or located at the Company's principal executive offices exclusively relating to Safety and the Retained Subsidiaries, except to the extent such items are already in the possession of Safety. Such records shall be the property of Safety, but shall be available to New Morton for review and duplication and shall otherwise be subject to Section 7.05 of this Agreement.

                   Section 7.02  Access to Information.

                   (a) From and after the Distribution Date, Safety shall afford to New Morton and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contracts, instru-ments, computer data and other data and information (col-lectively, "Information") within Safety's possession insofar as such access is reasonably required by New Morton, subject to appropriate restrictions for classified information. Simi-larly, New Morton shall afford to Safety and its authorized accountants, counsel and other designated representatives rea-sonable access (including using reasonable efforts to give ac-cess to persons or firms possessing information) and duplicat-ing rights during normal business hours to Information within New Morton's possession, insofar as such access is reasonably required by Safety. Information may be requested under this
         Article VII for, without limitation, audit, accounting, claims, litigation and tax purposes, as well as for purposes of ful-filling disclosure and reporting obligations and for performing this Agreement and the transactions contemplated hereby.











                   (b) For a period of five years following the Distri-bution Date, each of New Morton and Safety shall provide to the other, promptly following such time at which such documents shall be filed with the Commission, all documents which shall be filed by it or any of its subsidiaries with the Commission pursuant to the periodic and interim reporting requirements of the Exchange Act and the rules and regulations of the Commis-sion promulgated thereunder.

                   (c) In furtherance of the rights and obligations of the parties set forth in subsections (a) and (b) of this Sec-tion 7.02:

                   (i) Each party hereto acknowledges that (A) each of Safety and the Retained Subsidiaries (the "Safety Group") on the one hand, and New Morton and the New Morton Subsid-iaries (the "New Morton Group") on the other hand, has or may obtain Information regarding a member of the other Group, or any of its operations, employees, Assets or Li-abilities (whether in documents or stored in any other form or known to its employees or agents) that is or may be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or other ap-plicable privileges ("Privileged Information"); (B) there are a number of actual, threatened or future litigations, investigations, proceedings (including arbitration pro-ceedings), claims or other legal matters that have been or may be asserted by or against, or otherwise affect, each or both of Safety and New Morton (or members of either Group) ("Litigation Matters"); (C) Safety and New Morton have a common legal interest in Litigation Matters, in the Privileged Information, and in the preservation of the confidential status of the Privileged Information, in each case relating to the Safety Business or the New Morton Businesses as it or they existed prior to the Distribution Date or relating to or arising in connection with the re-lationship between the constituent elements of the Groups on or prior to the Distribution Date; and (D) the Company, Safety and New Morton intend that the transactions contem-plated by this Agreement and the Ancillary Agreements and any transfer of Privileged Information in connection here-with or therewith shall not operate as a waiver of any potentially applicable privilege.

                  (ii) Each of the Company, Safety and New Morton agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose or otherwise waive any privilege attaching to any Privileged Informa-tion relating to the New Morton Businesses or the Safety Business as they or it existed prior to the Distribution









              Date, respectively, or relating to or arising in connec-tion with the relationship between the Groups on or prior to the Distribution Date, without providing prompt written notice to and obtaining the prior written consent of the other, which consent shall not be unreasonably withheld and shall not be withheld if the other party certifies that such disclosure is to be made in response to a likely threat of suspension or debarment or similar action; pro-vided, however, that Safety and New Morton may make such disclosure or waiver with respect to Privileged Informa-tion if such Privileged Information relates, in the case of Safety, solely to the Safety Business as it existed prior to the Distribution Date or, in the case of New Mor-ton, solely to the New Morton Businesses as they existed prior to the Distribution Date. In the event of a dis-agreement between any member of the Safety Group and any member of the New Morton Group concerning the reasonable-ness of withholding such consent, no disclosure shall be made prior to a final, nonappealable resolution of such disagreement by a court of competent jurisdiction.

                 (iii) Upon any member of the Safety Group or any mem-ber of the New Morton Group receiving any subpoena or other compulsory disclosure notice from a court, other governmental agency or otherwise which requests disclosure of Privileged Information, in each case relating to the New Morton Businesses or the Safety Business, respec-tively, as they or it existed prior to the Distribution Date or relating to or arising in connection with the re-lationship between the constituent elements of the Groups on or prior to the Distribution Date, the recipient of the notice shall promptly provide to Safety, in the case of receipt by a member of the New Morton Group, or New Mor-ton, in the case of receipt by a member of the Safety Group, a copy of such notice, the intended response, and all materials or information relating to the other Group that might be disclosed. In the event of a disagreement as to the intended response or disclosure, unless and un-til the disagreement is resolved as provided in paragraph
              (ii) above, Safety and New Morton shall cooperate to as-sert all defenses to disclosure claimed by either Group, at the cost and expense of the Group claiming such defense to disclosure, and shall not disclose any disputed docu-ments or information until all legal defenses and claims of privilege have been finally determined.

                   Section 7.03 Production of Witnesses. At all times from and after the Distribution Date, each of New Morton and Safety shall use reasonable efforts to make available to the other upon written request, its and its subsidiaries' officers,









         directors, employees and agents as witnesses to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings in which the re-questing party may from time to time be involved.

                   Section 7.04 Reimbursement. Except to the extent otherwise contemplated by Article IV hereof or any Ancillary Agreement, a party providing Information or witness services to the other party under this Article VII shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, dis-bursements and other out-of-pocket expenses and direct and in-direct costs of employees who are witnesses, as may be reason-ably incurred in providing such Information or witness ser-vices.

                   Section 7.05 Retention of Records. Except as other-wise required by law or agreed to in writing, each of Safety and New Morton may destroy or otherwise dispose of any of the Information in accordance with the records retention policy of the Company at the date of this Agreement as set forth on Ex-hibit F, provided that, prior to destruction or disposal of Information relating in any material respect to the New Morton Business or the Safety Business, respectively, (a) it shall provide no less than 90 or more than 120 days prior written notice to the other, specifying in reasonable detail the Infor-mation proposed to be destroyed or disposed of and (b) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the Information proposed to be destroyed or disposed of be deliv-ered to such requesting party, the party proposing the destruc-tion or disposal shall promptly arrange for the delivery of such of the Information as was requested at the expense of the party requesting such Information.

                   Section 7.06 Confidentiality. Each of Safety and the Retained Subsidiaries on the one hand, and New Morton and the New Morton Subsidiaries on the other hand, shall hold, and shall cause its consultants and advisors to hold, in strict confidence, all Information concerning the other in its posses-sion or furnished by the other or the other's representatives pursuant to this Agreement (except to the extent that such In-formation has been (a) in the public domain through no fault of such party or (b) later lawfully acquired from other sources by such party), and each party shall not release or disclose such Information to any other person, except its auditors, attor-neys, financial advisors, bankers and other consultants and advisors, unless compelled to disclose by judicial or adminis-trative process or, as advised by its counsel, by other re-quirements of law.










                                   ARTICLE VIII

                                    INSURANCE

                   Section 8.01  Policies and Rights.

                   (a) New Morton Assets. Without limiting the gener-ality of the definition of New Morton Assets set forth in Sec-tion 1.01 or the effect of Section 2.02, the New Morton Assets shall include (i) any and all rights of an insured party under each of the Company Policies, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all injuries, losses, Liabilities, damages and expenses incurred or claimed to have been incurred prior to the Distribution Date by any party in or in connection with the conduct of the New Morton Businesses or, to the extent any claim is made against New Morton or any of its subsidiar-ies, the Safety Business and which injuries, losses, Liabili-ties, damages and expenses may arise out of insured or insur-able occurrences or events under one or more of the Company Policies; provided, however, that nothing in this clause shall be deemed to constitute (or to reflect) the assignment of the Company Policies, or any of them, to New Morton; and (ii) the New Morton Policies.

                   (b) Safety Assets. Without limiting the generality of the definition of Safety Assets set forth in Section 1.01, the Safety Assets shall include (i) any and all rights of an insured party under each of the Company Policies, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, other than the rights under the Company Policies included in New Morton Assets pursuant to
         Section 8.01(a); and (ii) the Safety Policies.

                   (c) No Further Indemnity. Nothing in this Article VIII shall be deemed to constitute an indemnity of New Morton by Safety or an indemnity of Safety by New Morton.

                   Section 8.02 Post-Distribution Date Claims. If, subsequent to the Distribution Date, any person, corporation, firm or entity shall assert a claim against New Morton or any New Morton Subsidiary with respect to any injury, loss, li-ability, damage or expense incurred or claimed to have been incurred prior to the Distribution Date in or in connection with the conduct of the New Morton Businesses or, to the extent any claim is made against New Morton or any of its subsidiar-ies, the Safety Business, or any of them, and which injury, loss, liability, damage or expense may arise out of insured or










         insurable occurrences or events under one or more of the Com-pany Policies, the Company shall at the time such claim is as-serted be deemed to assign, without need of further documenta-tion, to New Morton any and all rights of an insured party un-der the applicable Company Policy with respect to such asserted claim, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer; provided, however, that nothing in this sentence shall be deemed to con-stitute (or to reflect) the assignment of the Company Policies, or any of them, to New Morton.

                   Section 8.03  Administration and Reserves.

                   (a) Notwithstanding the provisions of Article III, from and after the Distribution Date:

                   (i) New Morton shall be responsible for the (A) In-surance Administration of the Company Policies and the New Morton Policies, and (B) Claims Administration with re-spect to the New Morton Liabilities; provided, that the retention of the Company Policies and the New Morton Poli-cies by New Morton is in no way intended to limit, in-hibit, or preclude any right to insurance coverage for any Insured Claim of a named insured under the Company Poli-cies and the New Morton Policies, including but not lim-ited to Safety and any of its operations, subsidiaries and Affiliates;

                  (ii) Unless otherwise agreed pursuant to Article IV hereof, Safety shall be responsible for the (A) Insurance Administration of the Safety Policies and (B) Claims Ad-ministration with respect to the Safety Liabilities; pro-vided that the retention of the Safety Policies by Safety is in no way intended to limit, inhibit, or preclude any right to insurance coverage for any Insured Claim of a named insured under the Safety Policies;

                 (iii) New Morton shall be entitled to reserves estab-lished by the Company or any of its subsidiaries, or the benefit of reserves held by any insurance carrier, with respect to the New Morton Liabilities; and

                  (iv) Safety shall be entitled to reserves established by the Company or any of its subsidiaries, or the benefit of reserves held by any insurance carrier, with respect to the Safety Liabilities.

                   (b) Insurance Premiums. New Morton shall have the right but not the obligation to pay the premiums, to the extent










         that Safety does not pay premiums with respect to Safety Li-abilities (retrospectively-rated or otherwise), with respect to the Company Policies and the New Morton Policies, as required under the terms and conditions of the respective Policies, whereupon Safety shall forthwith reimburse New Morton for that portion of such premiums paid by New Morton as are attributable to the Safety Liabilities. Unless otherwise agreed by the par-ties hereto, Safety shall purchase (subject to a 50% reimburse-ment by New Morton within 15 days of notice of such purchase) continued coverage under its director and officer liability insurance policy for claims made prior to the sixth anniversary of the Distribution Date based upon acts or omissions occurring on or prior to the Distribution Date.

                   (c) Allocation of Insurance Proceeds. Insurance Proceeds received with respect to claims, costs and expenses under the Policies shall be paid to New Morton with respect to the New Morton Liabilities and to Safety with respect to the Safety Liabilities. Payment of the allocable portions of in-demnity costs of Insurance Proceeds resulting from the Policies will be made to the appropriate party upon receipt from the insurance carrier. In the event that the aggregate limits on any Company Policies are exceeded, the parties agree to provide an equitable allocation of Insurance Proceeds based upon their respective bona fide claims. The parties agree to use their best efforts to cooperate with respect to insurance matters.

                   Section 8.04 Agreement for Waiver of Conflict and Shared Defense. In the event that Insured Claims of both New Morton and Safety exist relating to the same occurrence, New Morton and Safety agree to jointly defend and to waive any con-flict of interest necessary to the conduct of that joint de-fense. Nothing in this paragraph shall be construed to limit or otherwise alter in any way the indemnity obligations of the parties to this Agreement, including those created by this Agreement, by operation of law or otherwise.

                   Section 8.05 Cooperation with Respect to Insurance. New Morton shall provide all reasonable cooperation in order to assist Safety during the transition period in obtaining such continuous insurance coverage as Safety shall request, pro-vided, that New Morton shall not be obligated to pay any premi-ums or other costs in connection therewith.

















                                    ARTICLE IX

                                  MISCELLANEOUS

                   Section 9.01 Complete Agreement; Construction. This Agreement, including the Schedules and Exhibits and the Ancil-lary Agreements and other agreements and documents referred to herein, shall (to the extent each party hereto is a party thereto) constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with re-spect to such subject matter. Notwithstanding any other provi-sions in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provi-sions of this Agreement (or any Conveyancing and Assumption Instrument or other instrument of assumption) and the provi-sions of the Benefits Agreement or the Tax Sharing Agreement, the provisions of the Benefits Agreement or the Tax Sharing Agreement, as the case may be, shall control.

                   Section 9.02 Survival of Agreements. Except as oth-erwise contemplated by this Agreement, all covenants and agree-ments of the parties contained in this Agreement shall survive the Distribution Date.

                   Section 9.03 Expenses. Safety Liabilities shall include $15 million of expenses incurred by the Company in con-nection with the transactions contemplated by the Combination Agreement to the extent not previously paid by Safety prior to the Distribution Date, together with all costs, including fi-nancing costs, and expenses (except as provided in the next succeeding sentence) in connection with the Safety Credit Agreement, with New Morton responsible for any additional ex-penses incurred by the Company on or prior to the Distribution Date in connection therewith, including the costs and expenses incurred by the Company or New Morton on or prior to the Dis-tribution Date in connection with the preparation, execution, delivery and implementation of this Agreement. New Morton shall be responsible, up to a maximum of $500,000, for fifty percent of the costs, including financing costs, and expenses incurred in connection with the Safety Credit Agreement.

                   Section 9.04 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of con-flicts of laws thereof.












                   Section 9.05 Notices. All notices and other com-munications hereunder shall be in writing and shall be deliv-ered by hand or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received:

                   To the Company or Safety:

                        Autoliv ASP, Inc.
                        3350 Airport Road
                        Ogden, Utah  84409
                        Attention:  Corporate Secretary

                   with a copy to:

                        Autoliv, Inc.
                        c/o Autoliv AB
                        Box 703 81
                        S-107 24 Stockholm
                        Sweden
                        Attention:  Corporate Secretary

                        and

                        Skadden, Arps, Slate, Meagher & Flom
                        One Canada Square
                        Canary Wharf
                        London E14 8DS, England
                        Attention:  Scott V. Simpson, Sr., Esq.

                   To New Morton:

                        Morton International, Inc.
                        100 North Riverside Plaza
                        Chicago, Illinois  60606
                        Attention:  Corporate Secretary

                   with a copy to:

                        Wachtell, Lipton, Rosen & Katz
                        51 West 52nd Street
                        New York, New York  10019
                        Attention:  Eric S. Robinson, Esq.

                   Section 9.06 Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by the respective duly authorized representatives of the parties.










                   Section 9.07 Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and in-ure to the benefit of the parties and their respective succes-sors and permitted assigns.

                   Section 9.08 Counterparts. This Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

                   Section 9.09 Subsidiaries. Each of the parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any subsidiary of such party which is contemplated to be a subsidiary of such party on and after the Distribution Date.

                   Section 9.10 Third Party Beneficiaries. Except for the provisions of Article V relating to Indemnitees, which shall be for the benefit of such Indemnitees, and for Newco, which shall be a third-party beneficiary of the Company's rights under this Agreement, this Agreement is solely for the benefit of the parties hereto and their respective subsidiaries and Affiliates and should not be deemed to confer upon third parties any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without ref-erence to this Agreement.

                   Section 9.11 Titles and Headings. Titles and head-ings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to af-fect the meaning or interpretation of this Agreement.

                   Section 9.12 Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

                   Section 9.13 Legal Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any ju-risdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without in-validating the remaining provisions hereof. Any such prohibi-tion or unenforceability in any jurisdiction shall not invali-date or render unenforceable such provision in any other juris-diction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of











         the provisions of this Agreement and agrees that the obliga-tions of the parties hereunder shall be specifically enforce-able.

                   Section 9.14 Consent to Jurisdiction. Each of the parties hereto irrevocably submits to the exclusive jurisdic-tion of any state or federal court in the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and agrees not to commence any action, suit or proceeding re-lating hereto except in such courts). Each of the parties hereto further agrees that service of any process, summons, notice or document hand delivered or sent by registered mail to such party's respective address set forth in Section 9.05 will be effective service of process for any action, suit or pro-ceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately pre-ceding sentence. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any state or federal court in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.



































                   IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.


                                       MORTON INTERNATIONAL, INC.



                                       By: /s/ Thomas F. McDevitt
                                           Thomas F. McDevitt
                                           Vice President Finance and Chief
                                             Financial Officer


                                       NEW MORTON INTERNATIONAL, INC.



                                       By: /s/ Raymond P. Buschmann
                                           Raymond P. Buschmann
                                           Vice President for Legal
                                             Affairs and General Counsel